CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Advisor Managed Portfolios and to the use of our report dated May 25, 2022 on the financial statements and financial highlights of CornerCap Fundametrics® Large-Cap ETF, formerly a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the March 31, 2022 Annual Report to Shareholders.

BBD, LLP
BBD, LLP
Philadelphia, Pennsylvania
December 12, 2023